Exhibit 99.1

PRESS RELEASE

Contacts:
Derek Cole	Jennifer Neiman
Vice President, Investor Relations	Senior Manager, Corporate Communications
720.540.5367	720.540.5227
dcole@allos.com	jneiman@allos.com

Allos Therapeutics Initiates Phase I/II Study of PDX and Gemcitabine in Patients
with Non-Hodgkin’s Lymphoma or Hodgkin’s Disease

Westminster, CO, May 31, 2007 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the initiation of patient enrollment in a Phase I/IIa open-label, multi-center study of sequential PDX (pralatrexate) and gemcitabine with vitamin B12 and folic acid supplementation in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) or Hodgkin’s disease.

“We are excited to advance the development of this promising treatment regimen,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “Based on the clinical activity observed with both of these agents individually in patients with relapsed non-Hodgkin’s lymphoma, coupled with the encouraging anti-tumor effects of PDX and gemcitabine observed in pre-clinical lymphoma models, we believe that this combination has the potential to be a new treatment for patients with these challenging diseases.  This expansion of the PDX development program allows us to evaluate the potential utility of PDX in a broader setting beyond that being evaluated in the on-going pivotal Phase 2 PROPEL trial.”

In the Phase I portion of this study, patients with either relapsed or refractory non-Hodgkin’s lymphoma (diffuse large B- or T-cell lymphoma, mantle cell lymphoma, transformed large cell lymphomas) or Hodgkin’s disease will receive PDX followed the next day by gemcitabine as part of a weekly schedule for three or four weeks with concurrent vitamin B12 and folic acid supplementation. Patients will receive starting doses of PDX and gemcitabine at 15 mg/m2 and 400 mg/m2, respectively, with dose escalation in subsequent cohorts based on toxicity.  Up to 54 evaluable patients will be enrolled in the Phase I portion of the study with the objective of determining the maximum tolerated dose (MTD), safety, tolerability, and pharmacokinetic (PK) profile of escalating doses of sequential PDX and gemcitabine.   In the expanded Phase IIa portion of the trial, up to 30 additional patients with relapsed or refractory peripheral T-cell lymphoma will be enrolled at the established MTD to assess preliminary efficacy of PDX and gemcitabine.  Steven Horwitz, M.D., Assistant Attending Physician, Lymphoma Service, Memorial Sloan-Kettering Cancer Center, will serve as the study chair.

“This study will broaden our understanding of PDX’s clinical utility and, building off of the encouraging pre-clinical findings, will enable us to explore the activity of a pralatrexate/gemcitabine combination in a setting where gemcitabine is routinely used.” said Dr. Horwitz.

Information regarding this study is available at www.allos.com or the U.S. government’s clinical trials database at http://www.clinicaltrials.gov.

About Non-Hodgkin’s lymphoma

Non-Hodgkin’s lymphoma (NHL) is the most common hematological cancer and the fifth leading cause of cancer death in the U.S. An estimated 63,000 new cases of NHL will be diagnosed each year, of which peripheral T-cell lymphoma represents approximately 10 percent.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. We believe these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and certain other DHFR inhibitors.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the potential safety and efficacy profile of PDX and gemcitabine; the potential for PDX and gemcitabine to provide a meaningful therapeutic benefit to patients with NHL; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of this Phase I/II trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that sequential PDX and gemcitabine is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX and gemcitabine will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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